UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008.

UFOOD RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-134549	20-4463582
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

255 Washington Street, Suite 100 Newton, Massachusetts	02458
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 787-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 12, 2008, the Board of Directors (the “Board”) of UFood Restaurant Group, Inc. (the “Company”), approved an employment agreement, dated January 22, 2008, with Charles A. Cocotas. The agreement provides: (i) for an initial term of two years; (ii) for base salary of $200,000 per year, plus benefits; (iii) that Mr. Cocotas is entitled to receive options to purchase 200,000 shares of the Company’s common stock, exercisable at $1.00 per share of common stock, which options shall vest in equal amounts on the first day of each month for twenty-four months following the date of the employment agreement; and (iv) that if Mr. Cocotas’ employment is terminated by him for good reason (as defined in the agreement) or by the Company because of his permanent disability (as defined in the agreement), the Company is obligated to pay severance, consisting of base salary, for a six month period. A copy of the employment agreement is filed as Exhibit 10.1 to this Form 8-K.

On February 12, 2008, the Board approved the grant of stock options to non-employee directors of the Company in accordance with the Non-Employee Director Compensation plan filed as Exhibit 10.2 to this Form 8-K.

Item 4.01. Changes in Registrant’s Certifying Accountant.

On February 12, 2008, the Board approved the dismissal of Manning Elliot LLP (“Manning Elliot”) as the principal accountants of the Company and engaged Carlin, Charron & Rosen, LLP (“CCR”) as its new principal accountants.

During the Company's two most recently completed fiscal years and the subsequent interim period preceding the decision to change principal accountants, there were no disagreements with Manning Elliot on any matter of accounting principals or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Manning Elliot, would have caused it to make references to the subject matter of the disagreement in connection with its report. Manning Elliot’s report to the directors and stockholders of the Company dated June 13, 2007, which is included in the Company’s Form 10-KSB filed with the Securities and Exchange Commission on June 27, 2007, indicated Manning Elliot’s “substantial doubt about the Company’s ability to continue as a going concern.” Manning Elliot’s reports on the Company's financial statements for the past two years did not otherwise contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recently completed fiscal years and the subsequent interim period preceding the decision to change principal accountants, there were no reportable events as defined in Regulation S-B Item 304(a)(iv).

The Company has requested that Manning Elliot furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements.

The Company engaged CCR as the Company's principal accountants effective as of February12, 2008. During the Company's two most recent fiscal years and the subsequent interim period prior to engaging CCR, neither the Company nor anyone on its behalf consulted with CCR regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by CCR that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; provided, however, that on December 18, 2007, a wholly-owned subsidiary of the Company merged with and into KnowFat Franchise Company, Inc. (“KnowFat”), with KnowFat as the surviving corporation in the merger, and prior to the merger, CCR was the principal accountant of KnowFat.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2008, the Board appointed Charles Ramat as a member of the Board to fill a vacant directorship position. Mr. Ramat was appointed to the Audit and Nominating and Corporate Governance Committees of the Board. There is no arrangement or understanding between Mr. Ramat and any other person pursuant to which Mr. Ramat was elected to the Board. The Company has not entered into any transaction with Mr. Ramat since the beginning of the Company’s last fiscal year.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 12, 2008, the Company changed the date of its fiscal year end from April 30 to a 52/53 week fiscal year ending on the Sunday closest to December 31 of each year. A report covering the transition period will be filed on Form 10-KSB.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On February 12, 2008, the Company adopted a Code of Ethics. A copy of the Code of Ethics is filed as Exhibit 14.1 to this Form 8-K.

Item 8.01. Other Events.

On February 12, 2008, the Board designated a Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee of the Board. Mark Giresi, Robert Grayson and Jeffrey Ross were designated as members of Compensation Committee, Charles Ramat and Mark Giresi were designated as members of the Audit Committee, and Robert Grayson, Charles Ramat and Jeffrey Ross were designated as members of the Nominating and Corporate Governance Committee of the Board.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between UFood Restaurant Group, Inc. and Charles A. Cocotas

10.2	UFood Restaurant Group, Inc. Non-Employee Director Compensation Plan

14.1	UFood Restaurant Group, Inc. Code of Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UFOOD RESTAURANT GROUP, INC.

Date: February 19, 2008	By:	/s/ Charles A. Cocotas
Charles A. Cocotas President and Chief Operating Officer